Exhibit 3.38

ARTICLES OF INCORPORATION

OF

FLEETWOOD HOMES OF WASHINGTON, INC.

KNOW ALL MEN BY THESE PRESENTS: That                        being over the age of twenty-one years, and for the purpose of forming a corporation under the Washington Business Corporation Act hereby certifies and adopts in triplicate the following Articles of Incorporation:

ARTICLE I.

The name of this corporation shall be Fleetwood Homes of Washington, Inc., and its existence shall be perpetual.

ARTICLE II.

The purposes and objects of this corporation are as follows:

1.             To engage in the manufacture and sale of mobile homes, both within and without the State of Washington, including, but not by way of limitation, all the usual incidents of such business.

2.             To manufacture, fabricate, assemble, to take, purchase and otherwise acquire, own, hold, use, sell, assign, transfer, exchange, lease and otherwise dispose of, and to invest, trade, deal in and deal with goods, wares, and merchandise and supplies and all other personal property of every class and description.

3.             To purchase, acquire, own, hold, use, lease (either as lessor or lessee), grant, sell, exchange, subdivide, mortgage, convey in trust, manage, improve, construct, operate and generally deal in any and all real estate, improved or unimproved, stores, office buildings, dwelling houses, apartment houses, hotels, manufacturing plants and other buildings, and any and all other property of every kind or description, real or personal and mixed, and wheresoever situated, either in Washington, other states of the United States, the District of Columbia, territories and colonies of the United States or foreign countries.

4.             To acquire, by purchase or otherwise, the goodwill, business property rights, franchises and assets of every kind, with or without undertaking, either wholly or in part, the liabilities of any person, firm association or corporation; and to acquire any property or business as a going concern or otherwise (i) by purchase of the assets thereof wholly or in part, (ii) by acquisition of the shares or any part thereof, or (iii) in any other manner, and to pay for the same in cash or in shares or bonds or other evidences of indebtedness of this corporation, or otherwise; to hold, maintain and operate, or in any manner dispose of, the whole or any part of the goodwill, business, rights and property so acquired, and to conduct in any lawful manner the whole or any part of any business so acquired; and to exercise all the powers necessary or convenient in and about the management of such business.

5.             To take, purchase and otherwise acquire, own, hold, use, sell, assign, transfer, exchange, lease, mortgage, convey in trust, pledge, hypothecate, grant licenses in respect of and otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, and governmental, state, territorial, county and municipal grants and concessions of every character which this corporation may deem advantageous in the prosecution of its business or in the maintenance, operation development or extension of its properties.

6.             To enter into, make, perform and carry out contracts of every kind for any lawful purpose without limit as to amount, with any person, firm, association or corporation, municipality, county, parish, state, territory, government or other municipal or governmental subdivision.

7.             To become a partner (either general or limited, or both) and to enter into agreements of partnership, joint venture, or other arrangements for sharing profits and otherwise participating in any enterprise, with one or more other persons or corporations, for the purpose of carrying on any business whatsoever which this corporation may deem proper or convenient in connection with any of the purposes herein set forth or otherwise, or which may be calculated, directly or indirectly, to promote the interests of this corporation or to enhance the value of its property or business.

8.             From time to time to apply for, purchase, acquired by assignment, transfer or otherwise, exercise, carry out and enjoy any benefit, right, privilege, prerogative or power conferred by, acquired under or granted by any statute, ordinance, order, license, power, authority, franchise, commission, right or privilege which any government or authority or governmental agency or corporation, or other public body, may be empowered to enact, make or grant; to pay for, aid in, and contribute toward carrying the same into effect, and to appropriate any of this corporation’s shares, bonds, and/or assets to defray the costs, charges and expenses thereof.

9.             To subscribe, or cause to be subscribed for, and to take, purchase and otherwise acquire, own, hold, use, sell, assign, transfer, exchange, distribute and otherwise dispose of, the whole or any part of the shares of the capital stock, bonds, coupons, mortgages, deeds of trust, debentures, securities, obligations, evidences of indebtedness, notes, goodwill, rights, assets and property of any and every kind, or any part thereof, of any other corporations, association or associations, firm or firms, or person or persons, together with shares, rights, units of interest in, or in respect of, any trust estate now or hereafter existing, and whether created by the laws of the State of Washington or of any other state, territory or country; and to operate, manage and control such properties, or corporation or in the name of this corporation, and while the owner of any of said shares of capital stock, to exercise all the rights, powers and privileges of ownership of every kind and description, including the right to vote thereon, with power to designate some person or persons for that purpose from time to time, and to the same extent as natural persons might or could do.

10.           To promote, or to aid in any manner financially or otherwise, any person, firm, corporation or association of which any shares of stock, bonds, notes, debentures or other securities or evidences of indebtedness are held, directly or indirectly, by this corporation; and for this purpose to guarantee the contracts, dividends, shares, bonds, debentures, notes and other obligations of such other persons, firms, corporations or associations; and to do any other acts or things designed to protect, preserve, improve or enhance the value of such shares, bonds, notes, debentures or other securities or evidences of indebtedness.

11.           To borrow and lend money, but nothing herein contained shall be construed as authorizing the business of banking, or as including the business purposes of a commercial bank, savings bank or trust company.

12.           To issue bonds, notes, debentures or other obligations of this corporation from time to time for any of the objects or purposes of this corporation, and to secure the same by mortgage, deed of trust, pledge or otherwise, or to issue the same unsecured; to purchase or otherwise acquire its own bonds, debentures or other evidences of its indebtedness or obligations; to purchase, hold, sell and transfer the shares of its own capital stock to the extent and in the manner provided by the laws of the State of Washington as the same are now in force, or may be hereafter amended.

13.           To purchase, acquire, take, hold, own, use and enjoy, and to sell, lease, transfer, pledge, mortgage, convey, grant, assign or otherwise dispose of and, generally, to invest, trade, deal in and with oil royalties, mineral rights of all kinds, mineral bearing lands and hydrocarbon products of all kinds, oil, gas and mineral leases, and all rights and interests therein and, in general, products of the earth and deposits, both subsoil and surface, of every nature and description.

14.           To carry on any business whatsoever, either as principal or as agent, or both, or as a partnership, which this corporation may deem proper or convenient in connection with any of the foregoing purposes or otherwise, or which may be calculated, directly or indirectly, to promote the interest of this corporation or to enhance the value of its property or business; to conduct its business in this state and other states; in the District of Columbia, in the territories and colonies of the United States, and in foreign countries.

15.           To have and to exercise all the powers conferred by the laws of the State of Washington upon corporations formed under the laws pursuant to and under which this corporation is formed, as such laws are now in effect or may at any time hereafter be amended.

The foregoing statement of purposes shall be construed as a statement of both purposes and powers, and the purposes and powers stated in each clause shall, except where otherwise expressed, be in nowise limited or restricted by reference to or inference from the terms or provisions of any other clause, but shall be regarded as independent purposes and powers.

PROVIDED, HOWEVER, that nothing herein contained shall be deemed to authorize or permit the corporation to carry on any business, to exercise any power or to do any act which a corporation formed under the Uniform Business Corporation Act of the State of Washington, or any amendment thereto or substitute therefor, may not at the time lawfully carry on or do.

ARTICLE III.

Shareholders of this corporation shall not have pre-emptive rights to acquire additional shares offered for sale by the corporation ratably as their shares may bear to the total issue.

ARTICLE IV.

1.             The location and post office address of the registered office of the corporation in this State shall be 1218 Third Avenue, Seattle, Washington 98101.

2.             The registered agent of the corporation shall be C. T. Corporation System.

ARTICLE V.

1.             The total number of shares of stock authorized and which may be issued by this corporation consists of 250 common shares of one class only with a par value of $100.00 per each share.

2.             The corporation reserves the right to amend, alter, change or repeal any provisions contained in its Articles of Incorporation in any manner now or hereafter prescribed or permitted by statute.  All rights of shareholders of the corporation are granted subject to this reservation.

ARTICLE VI.

1.             The number of directors of the corporation shall be fixed as provided in the By-Laws, and may be changed from time to time by amending the By-Laws, as therein provided, but the number of directors shall not be less than three.

2.             In furtherance of and not in limitation of the powers conferred by the laws of the State of Washington, the Board of Directors is expressly authorized to make, alter and repeal the By-Laws of the corporation, subject to the power of the shareholders of the corporation to change or repeal such By-Laws.

3.             The corporation may enter into contracts and otherwise transact business as vendor, purchaser, or otherwise with its directors, officers and shareholders and with corporations, associations, firms and entities in which they are or may be or become interested as directors, officers, shareholders, members or otherwise, as freely as though such adverse interests did not exist, even though the vote, action or presence of such director, officer or shareholder may be necessary to obligate the corporation upon such contracts or transactions; and in the absence of fraud no such contract or transaction shall be voided and no such director, officer or shareholder shall be held liable to account to the corporation, by reason of such adverse interests or by reasons of any fiduciary relationship to the corporation arising out of such office or stock ownership, for any profit or benefit realized by him through any such contract or transaction; provided that in the case of directors and officers of the corporation (but not in the case of shareholders who are not directors or officers) the nature of the interest of such director or officer, though not necessarily the details or extent thereof, be disclosed or known to the Board of Directors of the corporation, at the meeting thereof at which such contract or transaction is authorized or confirmed.  A general notice that a director or officer of the corporation is interested in any corporation, association, firm, or entity shall be sufficient disclosure as to such director or officer with respect to all contracts and transactions with that corporation, association, firm or entity.

4.             Any contract, transaction, or act of the corporation or of the directors or of any officers of the corporation which shall be ratified by a majority of a quorum of the shareholders of the corporation at any annual meeting or any special meeting called for such purpose, shall insofar as permitted by law, be as valid and as binding as though ratified by every shareholder of the corporation.

5.             The first directors of the corporation shall be four (4) in number and their post office addresses are as follows:

NAME	POST OFFICE ADDRESS

John C. Crean	3125 Myers Street Riverside, California 92503

Dale T. Skinner	3125 Myers Street Riverside, California 92503

Jack E. Dahl	3125 Myers Street Riverside, California 92503

William W. Weide	3125 Myers Street Riverside, California 92503

ARTICLE VII.

The amount of paid-in capital with which the corporation will begin business is Five Hundred Dollars ($500.00).

ARTICLE VIII.

The name and post office address of the incorporator shall be as follows:

NAME	POST OFFICE ADDRESS

William H. Lear	3125 Myers St., Riverside, California

IN WITNESS WHEREOF, the incorporator above named has executed these Articles of Incorporation, in triplicate, this 2nd day of August, 1972.

/s/ William H. Lear
William H. Lear